Exhibit 8.2
June 2, 2009
Board of Directors
Data Domain, Inc.
2421 Mission College Blvd.
Santa Clara, CA 95054

Re:	Exhibit Tax Opinion to the S-4 Registration Statement Filed in Connection With the Merger Transactions Involving NetApp, Inc., Kentucky Merger Sub One Corporation, Derby Merger Sub Two LLC and Data Domain, Inc.
Ladies and Gentlemen:
     We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed mergers (the “Integrated Merger”) involving NetApp, Inc. (“Parent”), Kentucky Merger Sub One Corporation, a wholly owned subsidiary of Parent (“Merger Sub One”), Derby Merger Sub Two LLC, a wholly owned subsidiary of Parent (“Merger Sub Two”), and Data Domain, Inc. (the “Company”). The Integrated Merger is further described in and is in accordance with the Securities and Exchange Commission Form S-4 Registration Statement filed on June 2, 2009, and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the “S-4 Registration Statement”). This opinion has been requested solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Integrated Merger.
     The Integrated Merger and the First Step Merger and if implemented, the Second Step Merger will be pursuant to the applicable corporate laws of the State of Delaware and in accordance with the Agreement and Plan of Merger by and among Parent, the Company, Merger Sub One and Merger Sub Two, dated as of May 20, 2009, and exhibits thereto (collectively, the “Agreement”). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
     We have acted as legal counsel to the Company in connection with the Integrated Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:

          1. The S-4 Registration Statement;
          2. The Agreement;
     In addition, in connection with rendering this opinion, we have assumed (without any independent investigation thereof) that:
          (1) Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the First Step Merger and if implemented, the Second Step Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;
          (2) All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete;
          (3) Any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Time of the First Step Merger and if implemented, the Second Step Merger and thereafter where relevant;
          (4) The First Step Merger and if implemented, the Second Step Merger will be consummated pursuant to the Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the State of Delaware; and
          (5) At all relevant times prior to and including the effective date of the First Step Merger and if implemented, the Second Step Merger, (i) no outstanding indebtedness of the Company, Parent, Merger Sub One or Merger Sub Two has or will represent equity for tax purposes; (ii) no outstanding equity of the Company, Parent, Merger Sub One or Merger Sub Two has represented or will represent indebtedness for tax purposes; (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents a right to acquire Company capital stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Section 368(c) of the Code.
          Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein our opinion is that the discussion in the section entitled “Material U. S. Federal Income Tax Consequences of the Merger” contained in the S-4 Registration Statement describes the material U.S. federal income tax consequences of the Integrated Merger.
     Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code,

published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.
     No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Integrated Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.
     This Exhibit Opinion is being delivered solely for the purpose of being included as an exhibit to the S-4 Registration Statement; it may not be relied upon or utilized for any other purpose (including, without limitation, satisfying any conditions in the Agreement) or by any other person or entity without our prior written consent. We do, however, consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

Fenwick & West LLP
A Limited Liability Partnership Including Professional Corporations